Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 11, 2025 relating to the financial statements of Viterra Limited, appearing in the Current Report on Form 8-K of Bunge Global SA filed on July 2, 2025. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/ Deloitte LLP

London, United Kingdom

July 10, 2025